AGREEMENT FOR SALE OF ASSETS

Effective January 14, 2009 Quantum Information, Inc. (the "Company") sells all of its assets to Joel Klandrud in consideration for:

The assumption of all of the Company's liabilities by Mr. Klandrud, and
The return to the Company of 800,000 shares of this Corporation's common stock which are owned by Mr. Klandrud.

AGREED TO AND ACCEPTED: QUANTUM INFORMATION, INC.

By:
Joel Klandrud, President

Joel Klandrud

Quantum Info. Agreement for Sale of Assets 1-14-09